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Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (this "Amendment"), dated as of 20 July 2000, is entered into by and between Alliant Techsystems Inc., a Delaware corporation (the "Company"), and Paul David Miller (the "Executive").

WHEREAS, the Company and the Executive have entered into an agreement dated January 1, 1999 (the "Agreement"); and

WHEREAS, the Company and the Executive now desire to amend the Agreement;

NOW, THEREFORE, in consideration of the premises and for other and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.
Amend Section 4(b) to read in its entirety as follows:

   "(b)(i) In the event the Executive's employment hereunder shall automatically terminate on the original Expiration Date of March 31, 2002, or as such date may be extended by mutual agreement of the Company and the Executive, the Executive will be provided with monthly retirement benefits, commencing on the date of termination, under a non-qualified supplemental employees retirement plan (SERP) of the Company, equal to the excess, if any, of (A) over the sum of (B) and (C) as follows, assuming that such benefits are to be paid in the form of a single life only annuity without survivor benefits:

        (A) Sixty percent (60%) of the Executive's Final Average Earnings, as such monthly amount is defined in the Aerospace Retirement Plan except that, for purposes of this Agreement, such amount shall be determined by reference to the Executive's highest thirty-six (36) consecutive months (or if the Term of Employment is less than thirty-six (36) months, then such lesser number of months representing the number of full months in the Term of Employment) of earnings attributable to base salary and annual cash incentive bonus awards during the last sixty (60) consecutive months of the Term of Employment, provided that the Executive has reached 65 years of age upon such termination date; if the Executive has not reached 65 years of age upon such termination date, the amount of the retirement benefits under this Section 4(b)(i)(A) shall be reduced due to early commencement based on the Executive's age at the date of termination in accordance with the terms of the Aerospace Retirement Plan;

        (B) The monthly amount payable from the Aerospace Retirement Plan or other qualified defined benefit retirement plan of the Company in which the Executive may become a participant, assuming that such payment commences on the termination date and benefits are to be paid in the form of a single life only annuity without survivor benefits;

        (C) The monthly amount payable from the Executive's United States military retirement or pension plans, assuming the form of such benefit as in effect as of the effective date of this Amendment;

      (ii) In the event the Company terminates the Executive's employment without Cause, the Executive terminates his employment for Good Reason as defined in Section 4(b)(ix) below (other than a Qualifying Termination, as defined in the Company's Income Security Plan), or the Executive's employment is terminated as a result of the Executive's death or Disability prior to the original Expiration Date of March 31, 2002, or as such date may be extended by mutual agreement of the Company and the Executive, the Executive will commence to receive retirement benefits described under Section 4(b)(i) upon such termination but the Executive's age shall be determined as if the Executive had reached the age the Executive would have reached on the original Expiration Date of March 31, 2002, or such date to which it may have been extended by mutual agreement of the Company and Executive, whichever is later;

      (iii) In the event the Company terminates the Executive's employment for Cause during the Term of Employment, the Executive shall not be entitled to receive the amounts described in Section 4(b)(i) and all such amounts shall be forfeited;

      (iv) In the event the Executive terminates his employment for other than Good Reason prior to the original Expiration Date of March 31, 2002, the Executive shall not be entitled to receive the amounts described in Section 4(b)(i) and all such amounts shall be forfeited;

      (v) If, upon the mutual agreement of the Company and the Executive, the Expiration Date of this Agreement is extended beyond the original Expiration Date of March 31, 2002, and the Executive terminates his employment for other than Good Reason following such original Expiration Date but prior to such extended Expiration Date, the Executive will receive retirement benefits described in Section 4(b)(i) based on the Executive's age as of such date of termination;

      (vi) If, upon the mutual agreement of the Company and the Executive, the Expiration Date of this Agreement is extended beyond the original Expiration Date of March 31, 2002, the Executive's employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason (other than a Qualifying Termination, as defined in the Company's Income Security Plan) or as a result of the Executive's death or Disability, and the Executive has reached 63 years of age upon such termination date, the Executive will receive retirement benefits described under Section 4(b)(i) based on the assumption that the Executive had reached 65 years of age upon such termination date;

     (vii) In the event of a Qualifying Termination, as defined in the Company's Income Security Plan, the Executive will receive retirement benefits described in Section 4(b)(i), incorporating any provisions of the Income Security Plan that may affect the determination of such amounts, and such amounts will become payable to the Executive in a single lump sum, utilizing the same assumptions necessary for making such determinations as set forth in the Aerospace Retirement Plan as in effect immediately prior to the Change of Control, as defined in the Company's Income Security Plan;

     (viii) Except as provided in Section 4(b)(vii) or as otherwise elected by the Executive pursuant to this Section 4(b)(viii), the retirement benefits described in this Section 4(b) shall be paid as follows: (a) forty-nine percent (49%) of the total amount payable shall be paid as a monthly and 50% joint and survivor annuity benefit in accordance with the terms and conditions of the Aerospace Retirement Plan and (b) the remaining fifty-one percent (51%) shall be payable in a single lump sum, utilizing the same assumptions necessary for making such determinations as set forth in the Aerospace Retirement Plan. However, the Executive may elect, at least one year prior to the time at which the Executive is entitled to receive such benefits, to receive such benefits hereunder in any other actuarial equivalent form of benefits, utilizing the same assumptions necessary for making such determinations as set forth in the Aerospace Retirement Plan;

      (ix) For purposes of this Agreement, "Good Reason" shall mean:

        (a) Change of Compensation. A reduction by the Company in the Executive's annual base salary or target annual incentive bonus (as in effect on the Effective Date of this Agreement or as such amounts may have been increased from time to time) or the aggregate dollar value of the Executive's Stock Award or Performance Cash Award, as those terms are defined in the Income Security Plan (determined in accordance with the Company's policies and procedures based on the Executive's annual base salary and award parameters in effect on the Effective Date of this Agreement or as such amounts may have been increased from time to time), below the rate or value thereof, or the failure by the Company to continue the Executive's eligibility in any welfare benefits or retirement plans in which the Executive was participating on the Effective Date or such later date unless such welfare benefits or retirement plans are terminated by the Company in their entirety, and the elimination of eligibility affects all exempt employees, or the Executive is permitted to participate in other plans providing the Executive with materially comparable welfare benefits and in materially comparable retirement plans; or

        (b) Change of Location. The Company requiring the Executive to be based anywhere other than the Executive's work location on the Effective Date, as it may be changed thereafter with the Executive's consent, or a location within fifty (50) miles from such location; unless such relocation is agreed to in writing by both the Company and the Executive, or is otherwise permitted by the terms of this Agreement; or

        (c) Change of Position. The assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

  A termination pursuant to this Section 4(b)(ix) shall not be deemed a termination for Good Reason unless the Company receives written notice of such termination from the Executive within sixty (60) days after the occurrence of the events constituting the Executive's reason for such termination and the Company does not within thirty (30) days after receipt of such notice cure the stated reason therefor."

2.
Amend Section 6(b)(iii) to read in its entirety as follows:

    "all amounts owing to the Executive under Section 4(c) hereof and"

Except as amended herein, all provisions of the Agreement shall continue in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above and intend that this Amendment have the effect of a sealed instrument.

Date:	July 20, 2000	/s/ Paul David Miller

Paul David Miller
ALLIANT TECHSYSTEMS INC.
Date:	July 20, 2000	By:	/s/ Daryl L. Zimmer

			Name:	Daryl L. Zimmer
			Title:	Vice President, General Counsel & Secretary

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FIRST AMENDMENT TO EMPLOYMENT AGREEMENT